Exhibit 99.2

NEWS
RELEASE

2008-18

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
713-688-9600 x135

FRONTIER OIL DECLARES CASH DIVIDEND

HOUSTON, TEXAS, November 13, 2008 – The Board of Directors of Frontier Oil Corporation (NYSE: FTO) declared a regular quarterly cash dividend on the Company’s common stock of $0.06 per share ($0.24 annualized).  The dividend is payable January 15, 2009 to shareholders of record at the close of business on December 26, 2008.

Frontier operates a 130,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its web site www.frontieroil.com.

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